Exhibit 10.32
AMENDMENT NUMBER 8
TO
THE
VENDOR AGREEMENT
BETWEEN
APAC CUSTOMER SERVICES, INC.
AND
MEDCO HEALTH SERVICES, INC.
THIS AMENDMENT to the Vendor Agreement (“Amendment”) is deemed to be effective as of December 29, 2010 (“Amendment Effective Date”), is made and entered into by and between Medco Health Services, Inc., a successor in interest to Medco Health Solutions, Inc. (hereinafter “Medco”), a Delaware corporation having offices located at 100 Parsons Pond Drive, Franklin Lakes, NJ 07417 and APAC Customer Services, Inc. (“APAC” or “Vendor”), an Illinois corporation with offices at 2201 Waukegan Rd., Suite 300, Bannockburn, Illinois 60015.
RECITALS
WHEREAS, the parties entered into a certain Agreement having an Effective Date of October 4, 2004 (the “Original Agreement”) for PBM Call Center Services that include the receipt and handling of calls pursuant to the Services described in the Project Schedules attached to the Original Agreement; and
WHEREAS, the parties subsequently made certain modifications and revisions to the Original Agreement by entering into certain Amendments to the Original Agreement (all of which, collectively, constitute the Original Agreement), which modifications and revisions are described in such amendments; and
WHEREAS, the parties wish to further amend the Original Agreement under the terms and conditions in this Amendment.
NOW THEREFORE, in consideration of the premises and mutual promises set forth in this Amendment, and other good and valuable consideration, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:
ARTICLES
1. Definitions. The term “Agreement” as used in this Amendment shall mean the Original Agreement as previously amended by the parties and as further amended by this Amendment Number 8. Except as otherwise set forth herein, the capitalized terms used herein and in the Original Agreement shall have the meaning set forth in the Agreement.

2. Survival of Agreement Terms. Except as expressly set forth herein, the terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms and conditions of this Amendment and the Agreement, the terms and conditions set forth in this Amendment shall control with respect to the subject matter hereof.
3. Amendment. The amendments made hereby are made pursuant to Section 3 of the Agreement.
4. Section 1. SERVICES Section 1 of the Original Agreement is hereby deleted and replaced in its entirety with the following:
A. Vendor’s services will consist of providing certain service assistance and other service assistance on behalf of Medco to its members or other Medco-designated recipients (the “Services”), as more particularly described on the applicable project-specific schedule(s), which shall be substantially in the form of Exhibit B attached hereto and which shall, upon execution, be attached hereto and made a part hereof as sequentially numbered schedules to this Agreement. Medco will route, at Medco’s discretion, Inbound Calls to Vendor’s call center as set forth in the applicable Project Schedule.
B. Vendor Employees who have been trained by Medco and Vendor to perform the Services will perform such Services in accordance with the standard operating procedures set forth in the training materials provided on an on-going basis by Medco.
C. General Requirements Regarding Vendor Personnel
(a) Vendor acknowledges and agrees that all Vendor Personnel shall perform any part of the Services in accordance with the defined skills and tests required for it agents and supervisors as well as assignment qualifications for project management personnel defined in Schedule K attached hereto. “Vendor Personnel” means any and all personnel furnished or engaged by Vendor, who have been designated to provide the Services on a dedicated basis, including employees and independent contractors of (i) Vendor, (ii) its Affiliates and (iii) Vendor’s and its Affiliates’ Subcontractors. Such Vendor Personnel shall be dedicated to Medco once they have been certified and trained to provide Services to Medco and under no circumstance shall any such Vendor Personnel who provide Services to Medco on a dedicated basis provide materially similar services for a Medco Competitor.

(b) Medco’s pre-approval is required, unless such pre-approval is not commercially reasonable or practical, for the assignment and removal of Vendor Personnel in the performance of Services, which approval will not be unreasonably withheld. Vendor Personnel performing Services will at all times be under Vendor’s (or its applicable Subcontractor’s) exclusive direction and control and will be Vendor’s (or Vendor’s Subcontractor’s) employees. As between Vendor and Medco, Vendor will have Financial Responsibility for all wages, salaries, benefits, and other amounts due such personnel, including wages, salaries, benefits and other amounts that may accrue to such personnel in connection with their performance of Services under this Agreement. Vendor (or its applicable Subcontractor) will also be responsible at all times for all financial, reporting, and legal obligations as the employer of such personnel, including, as applicable, U.S. and non-U.S. social security or other mandatory social welfare benefit programs, all income and contributory income taxes and withholdings in any jurisdiction, unemployment taxes and compensation, worker’s compensation insurance and protections, statutory and other benefits, and other federal, state/provincial and local Laws. Vendor will be solely financially and operationally responsible for all immigration, work permit, and tax matters for or pertaining to Vendor Personnel.
(c) If Vendor chooses to promote an individual from a junior level to an intermediate level or from an intermediate level to a senior level that is Vendor’s right to do so. However, any such promotion will not automatically impact the preapproved billing rates and Medco is not obligated for any increase in charges unless Medco provides its prior written approval that the individual is capable of performing at the higher level and would therefore warrant the additional rate increase.
(d) In accordance with the personnel selection and assignment provisions of this Agreement, as well as the forecasts provided by Medco in accordance with agreed to processes for forecasting described in the Agreement or in this Amendment, Vendor will provide and maintain an adequate number of appropriately skilled Vendor Personnel (both on-shore and off-shore) with the job classification and skill mix necessary to perform the Services in a manner that meets or exceeds the requirements of this Agreement (and the applicable Services), including any applicable Service Levels commitments. Vendor will assign Vendor Personnel to perform the Services who are properly educated, trained, experienced (including having the appropriate functional and domain experience) and fully qualified for the Services they are assigned to perform.
(e) Except as restricted by applicable Law, prior to any Vendor Personnel beginning performance of Services, Vendor will, at its expense, certify in writing to Medco that each Vendor Personnel identified by Vendor for assignment to perform Services has undergone a thorough background check and screening as specified herein and Vendor has also complied with the general requirements relating to personnel herein.
(f) Vendor will manage, supervise and provide direction to Vendor Personnel and cause them to comply with the obligations and restrictions applicable to Vendor under this Agreement. Vendor is responsible for the acts and omissions of Vendor Personnel under or relating to this Agreement.

(g) Throughout the Term, Vendor must establish and maintain policies and procedures reasonably designed to assist Vendor Personnel in complying with applicable Laws and Vendor’s other duties and obligations under this Agreement, including a code of conduct and code of ethics for Vendor Personnel that are compliant with Medco’s codes of conduct and ethics as disclosed to Vendor.
(h) Any Vendor Personnel who are designated as dedicated to Medco will be dedicated to providing Services to Medco for such period as assigned hereunder. Vendor agrees that it will not transfer or reassign individuals designated as Vendor Personnel during the lesser of: (i) the time period for which such individual is contracted to provide Services or (ii) twelve (12) months following such person’s assignment hereunder. Medco will be notified in advance prior to any Vendor Personnel being removed from the Medco account. Notwithstanding the foregoing, Vendor may transfer or reassign Vendor Personnel without Medco’s consent for reasons of death, disability, failure to perform, family considerations, or resignation or termination from employment by Vendor.
(i) Vendor Personnel will be proficient in English. Vendor Personnel will also have the following qualities: be employees of Vendor and receive benefits from Vendor.
(j) If Medco determines in reasonableness and good faith that the continued assignment to the Medco account of any Vendor Personnel is not in the best interests of Medco, then Medco will give Vendor written notice to that effect. After receipt of such notice, Vendor will have a reasonable period of time (not to exceed 3 days from the date of Medco’s notice) in which to replace such person with Supplemental Labor Pool Personnel. Notwithstanding the foregoing, if Medco in good faith believes that the continued assignment of any particular Vendor Personnel would put Medco’s (or a Medco Affiliate’s or a Service Recipient’s) operations, business, data or intellectual property at imminent risk, Vendor will remove such Vendor Personnel immediately upon receiving Medco’s request.
(k) Any delegation by Vendor of Services constituting a part of the Services to a Subcontractor requires Medco’s prior written approval. Medco may impose requirements for any Subcontractor, including requirements relating to the location of the Subcontractor’s facilities and its physical and logical data security measures and processes. If Medco approves a Subcontractor that is an Affiliate of Vendor, such approval is subject to the approved entity remaining an Affiliate of Vendor. Vendor may disclose Medco Data and Medco Confidential Information only to approved Subcontractors who have agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of Vendor under this Agreement and who have executed agreements with Vendor sufficient to enable Vendor to comply with applicable obligations with respect to PHI and IHI including, where appropriate, a Business Associate Agreement, which will be entered into directly with Medco. Vendor will be fully accountable for the acts and omissions of all Subcontractors (including Vendor’s Affiliates) as if such acts and omissions were its own. Vendor is responsible for managing all Subcontractors. Vendor remains responsible for obligations and services performed by Subcontractors to the same extent as if such obligations and services were performed by Vendor employees and, for purposes of this Agreement, such work will be deemed work performed by Vendor. Notwithstanding any subcontracting by Vendor, Vendor is Medco’s sole point of contact regarding the Services, including with respect to payment.

5. Section 2 COMPENSATION Section 2(a) and 2(b) of the Original Agreement is hereby deleted and replaced in its entirety with the following:
(a) As consideration for the performance of the Services, Medco shall pay Vendor the fees set forth in Schedule B (as amended pursuant to Amendment Number 8). In the event that this Agreement or any applicable Schedule is terminated prior to Vendor’s full performance of Services, a pro-rata amount consistent with the Services already rendered by Medco shall be paid. IN NO EVENT, WITHOUT MEDCO’s PRIOR WRITTEN CONSENT, SHALL THE TOTAL SUMS PAID TO VENDOR PURSUANT TO EACH SCHEDULE EXCEED THE AMOUNT SPECIFIED IN SUCH SCHEDULE, BASED ON THE MONETARY RATE PER PRODUCTIVE MINUTE FOR ONLY VOICE ACTIVITIES OR BASED ON THE MONETARY RATE PER FTE PER HOUR OR OVERTIME RATE PER HOUR FOR ALL COMBINED DATA AND VOICE ACTIVITIES IN CONJUNCTION WITH THE CORRESPONDING UTILIZATION METRIC WITHOUT MEDCO’S PRIOR WRITTEN CONSENT.
All payments made pursuant to this Agreement will be net payment due and payable within thirty (30) days after Medco’s receipt of a statement, bill or invoice from Vendor remitted in US Dollars. Medco reserves the right to return any submitted statement, bill or invoice from Vendor, without affecting any other rights or obligations herein, that does not match the applicable Schedule that is the basis for said invoice. Vendor hereby acknowledges and agrees that the aforementioned payment terms do not commence until such returned statement, bill or invoice is corrected to match the applicable Schedule and delivered to Medco. Payment by Medco will not be deemed to constitute a waiver of any rights that Medco has under this Agreement or to imply that the Services and applicable Deliverables for which payment has been rendered have been completed in accordance with this Agreement. In no event shall Vendor request or bring any action relating to the payment of any monies more than one (1) year after such Services have been rendered. Additionally, on a quarterly basis, Vendor must provide Medco with a statement identifying any outstanding credit balances. “Credit Balances” are defined generally as any overpayments rendered by Medco, including, but not limited to duplicate invoices and/or payment, payment made on disposed inventory, clerical error by Medco.

Taxes Prices do not include sales, use, gross receipts, excise, valued-added, services, or any similar transaction or consumption taxes for the United States only (collectively, “Taxes”). Medco acknowledges and agrees it shall be responsible for the payment of any such taxes to Vendor unless it otherwise timely provides Vendor with a valid exemption certificate or direct pay permit. In the event Vendor is assessed taxes, interest and penalty by any taxing authority, Medco agrees to reimburse Vendor for any such taxes, including any interest or penalty assessed thereon. Each party is responsible for any personal property or real estate taxes on property that the party owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts. Medco shall not pay sales, use and excise taxes property taxes or taxes based on Vendor’s net income.
6. Section 14 TERM; TERMINATION Section 14(c) of the Original Agreement is hereby deleted and replaced in its entirety with the following:
Termination for Convenience. From and after, the Amendment Effective Date, Medco may terminate this Agreement for any reason upon ninety (90) days’ prior written notice to Vendor. In the event of such termination, the parties will operate under the ramp down period set forth in the applicable Project Scope. All provisions of the Agreement shall remain in place during the ramp down period.
7. Section 21 PERFORMANCE/SERVICE LEVEL COMMITMENTS is hereby inserted as a new Section immediately following Section 20 of the Original Agreement:
21.1 Generally
(a) Vendor is responsible for managing and successfully performing, completing, and delivering the Services in accordance with the terms of this Agreement, subject to the overall direction of Medco and with the cooperation and support of Medco as specified in this Agreement. Vendor is responsible for managing and performing the Services in an integrated manner without regard to technology platform.
(b) Vendor will perform under this Agreement in a manner that does not bring the reputation of Medco or any Medco Affiliate into disrepute, as a consequence of which Medco’s continued association with Vendor would be prejudicial or otherwise detrimental to the reputation of Medco’s enterprise. Actions taken by Vendor at Medco’s request or direction and/or in accordance with this Agreement or the Project Schedules shall not be deemed action that would bring the Company or any Affiliate into disrepute.

21.2 Performance Measurement
(a) Service Level Commitments. Vendor’s provision of the Services shall be measured against the Service Levels set forth in Schedule L to this Agreement and will specify, in the appropriate sections, all requirements and provisions which will govern the Services to be rendered. At all times Vendor’s level of performance shall at least be equal to the applicable Service Levels set forth in Schedule L. All Service Levels Commitments are unconditional, i.e., no allowance/forbearance/clemency/reprieve will be afforded to Vendor for any SLA default unless Vendor’s failure to meet an SLA(s) shall be excused to the extent that such failure is caused by allocatable factors where such allocatable factors are outside of the control of Vendor as more fully set forth below or as otherwise provided for in this Agreement or the Project Schedules.
(b) If Vendor fails to meet Service Levels and Productivity Volume Commitments for reasons other than those specified in Subsection (c) below, Medco shall be entitled to the rights and remedies set forth herein in accordance with the methodology set forth herein.
The parties acknowledge and agree that Service Level default remedies are comprised of both “Financial Penalties” and “Material Breaches” as delineated in Schedule L. In the case of Service Level default or if Service Levels are consistently missed Medco has the right to assess a penalty limited, in the aggregate, to an amount equal to seven and a half (7.5%) percent of the total production charges paid or payable by line of business to Vendor pursuant to this Agreement for performance of the Services for the twelve (12) months prior to the month in which the most recent event giving rise to liability occurred (collectively, the “Schedule L Cap”) and/or to terminate for cause.
Conversely, the parties acknowledge and agree that Service Level incentives shall be awarded on a monthly basis in the form of Credit Bonuses. With the exception of Credit Bonuses due for under target AHT performance, as described in Schedule S, such Credit Bonuses will not be paid out in cash, but would be used by Vendor as credits to offset the potential of the above stated penalty in the same month that a penalty is levied. Unless otherwise allowed in this Agreement or in any Project Schedule, Credit Bonus amounts expire in the same quarter as accrued and cannot be rolled over on a quarter to quarter basis.

(c) Medco shall not be entitled to the rights and remedies set forth herein resulting from Vendor’s failure to meet Service Levels commitments if such failure is attributable to (i) Medco’s (or a Medco agent’s) acts, errors, omissions, or breaches of this Agreement, including without limitation any failure due to incorrect data and/or information provided by Medco or Medco’s agents; (ii) willful misconduct or violations of Law by Medco or a Medco agent; (iii) a Force Majeure Event; (iv) business process or other changes requested by Medco but which Vendor demonstrates are not supportable within the performance metrics under this Agreement (v) any failures or defects in Medco controlled software or hardware not under the control of Vendor; and (vi) issuance of regulatory requirements, sub-regulatory guidance or other directives after the Effective Date which materially impedes Vendor’s ability to meet Service Levels commitments; (collectively and individually (i)-(vi) and other waivers noted in this Agreement including over-forecast situations constitute an “Excused Performance Problem”). The parties agree that within five (5) business days following any Excused Performance Problem, they will meet or confer in good faith to agree upon and implement any changes, in accordance with Service Requests, as set forth herein, if applicable, that will eliminate or mitigate the Excused Performance Problem. In addition to the foregoing, Medco shall not be entitled the rights and remedies set forth herein applicable to Termination. APAC acknowledges and agrees that unduly high attrition rates will not be considered an Excused Performance Problem.
(d) General Standard of Performance. In cases where this Agreement does not prescribe or otherwise regulate the manner of Vendor’s performance of any specific aspects of the Services, Vendor will render the Services in accordance with prevailing industry good standards and practices and will, in any event, render the Services with at least the same degree of accuracy, quality, timeliness, responsiveness and efficiency as was provided prior to the Service Commencement Date for such Services by (or for) Medco and its Affiliates. Quantitative performance standards for certain of the Services Levels are set forth in Schedule L to this Agreement. At all times Vendor’s level of performance shall be at least equal to the Services Levels and to standards satisfied by well-managed operations performing services similar to the Services provided by Vendor; provided, however, to the extent that a Service Level commitment defines the required level of Vendor’s performance for a Service, this Section 21 shall not impose upon Vendor an obligation to perform at a level higher than such Service Levels; and further, provided, that the foregoing shall not be construed to override the provisions of Schedule L.
21.3 Quality Assurance and Improvement
Vendor will provide continuous quality assurance, quality improvement, and other improvement in Vendor’s performance of the Services through: (i) the identification and implementation of proven techniques and tools from other installations within Vendor’s operations (i.e., best practices); and (ii) the implementation of concrete programs, practices, methodologies, frameworks and other measures designed to improve performance, quality, and delivery time. Vendor’s Tools, which include event correlation applications as more fully described in Schedule A, will also include project management tools and productivity aids, which Vendor will utilize as appropriate in performing the Services. Services Levels shall be appropriately revised upward by the Parties in order to measure and give effect to such continuous quality improvement, subject to the mutual agreement of the parties. Vendor shall undertake any and all charges related to new technology training and/or infrastructure modernization at such time as any such new technology or infrastructure becomes the prevailing industry practice.

21.4 Technology Currency
Throughout the Term, Vendor shall proactively stay abreast of emerging technology and shall present to Medco opportunities to implement improved Equipment, Software and/or processes then currently used by Vendor or the IT industry in delivering the Services to Medco or similar services to its other customers. Additionally, Vendor shall present opportunities for improvements in technology, processes and/or artifacts then currently used by Medco in performing services retained by Medco as Vendor may become aware of any such improvements. Vendor shall cooperate with Medco in evaluating proposed improvements to technology, processes and/or artifacts, and shall further cooperate with Medco in implementing any improved technology or processes chosen by Medco. This obligation is in addition to, and separate from, any specific obligations of Vendor set forth in this Agreement pertaining to Vendor’s periodic refreshment of its Service Delivery Environment. Notwithstanding the foregoing, Vendor shall not be responsible to incur any extra costs associated with any Medco-specific equipment and/or software that Medco provides to Vendor or any configurations that Medco requires of Vendor that is in addition to the current Medco/Vendor configuration.
8. Section 22. LIST OF SCHEDULES is hereby inserted as a new Section immediately following Section 21 of the Original Agreement:
The following Schedules attached hereto are incorporated by reference and made part of this Agreement:
Schedule B — RATES FOR VOICE ACTIVITIES AND DATA ACTIVITIES
Schedule K — ACTIVITY DESCRIPTIONS AND VENDOR PERSONNEL REQUIREMENTS
Schedule L — SERVICE LEVEL AGREEMENTS
Schedule M — DEFINITIONS
Schedule P — TRAINING RATES
Schedule Q — RAMP UP
Schedule R — REPORTING FREQUENCY
Schedule S — PENALTIES/BONUSES SCHEDULE

10. Miscellaneous. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one instrument. No modification of or amendment to this Amendment, nor any waiver of any rights under this Amendment, will be effective unless in writing signed by the duly authorized representatives of both parties, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default. This Amendment shall be governed in accordance with the laws of the State of New Jersey, without regard to conflict of laws principles.
IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives, and is deemed to be effective as of the Amendment Effective Date.

APAC Customer Services, Inc.	Medco Health Solutions, Inc.

/s/ Kevin T. Keleghan	/s/ Kenneth O. Klepper

Signature	Signature

Kevin T. Keleghan	Kenneth O. Klepper

Printed Name	Printed Name

President and CEO	President & COO

Title	Title

2-10-11	2-14-11

Date	Date

APAC Customer Services, Inc.

/s/ Andrew B. Szafran Signature

Andrew B. Szafran Printed Name

Senior Vice President & CFO Title

2-10-11 Date